Elys Game Technology Announces Decision of Nasdaq Hearings Panel

To Delist Common Shares

NEW YORK, October 16, 2023 – Elys Game Technology, Corp. (“Elys” or the “Company”) (Nasdaq: ELYS) (BER:3UW), an interactive gaming and sports betting technology company, today announced that on October 13, 2023, the Company received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that trading of its common shares will be suspended as of the opening of business on October 17th, 2023 (the “Delisting Letter”).

The Company’s common stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2). Accordingly, the Nasdaq Hearings Panel has determined to delist the Company’s shares from Nasdaq. Nasdaq will complete the delisting by filing a Form 25 Notification of Delisting with the U.S. Securities and Exchange Commission (“SEC”), following the expiration of relevant appeal periods.

The Delisting Letter provides that the Company may request the Nasdaq Listing and Hearing Review Council to review the delisting decision within 15 days from the date of the Delisting Letter. The Company is currently carefully evaluating whether such an appeal of Nasdaq’s decision is warranted. The Company’s evaluation will take into account various factors, including the board’s assessment of the likelihood of the Company regaining and maintaining compliance with the continued listing requirements, through a reverse stock split. Additionally, the evaluation will encompass an analysis of the benefits of continuing to list on Nasdaq compared to the substantial costs, including the extensive commitment of management’s time and resources for complying with various listing requirements.

The Company estimates that its expenses related to maintaining its Nasdaq listing are approximately $1.6 million annually. These expenses are expected to rise significantly in the coming years due to the compliance requirements of the Sarbanes-Oxley Act (SOX) and ESG initiatives, among others. In anticipation of realizing substantial cost savings, the Company sees opportunities to streamline operations through delisting and deregistration. These benefits include lower operating costs, reduced management time commitment to compliance and reporting activities, and a simplified corporate governance structure. The decision to appeal Nasdaq’s decision will be consistent with the Company’s previously announced cost-saving measures. The Company acknowledges that the delisting and cessation of trading on Nasdaq could have a material adverse effect on the liquidity and trading price of its common shares.

The Company has initiated the process of transferring the quotation of its common stock to one of the over-the-counter markets operated by OTC Markets Group Inc. The shares of the Company's common stock will continue to trade under the symbol "ELYS."

The transition to the OTC markets will not alter the Company's commitment to continue operating as usual. The Company will remain subject to the public reporting requirements of the SEC post-transfer. The Company intends to continue providing information to its stockholders and taking actions within its control to facilitate the quoting of its common stock on the Pink Sheets or another OTC market, thereby ensuring the existence of a trading market for its common stock. However, there is no guarantee that a broker will continue to make a market in the common stock or that trading of the common stock will continue on an OTC market or elsewhere.

About Elys Game Technology, Corp.

Elys Game Technology, Corp. is a global gaming technology company operating in multiple countries worldwide. Elys offers its clients a full suite of omnichannel leisure gaming products and services, such as online sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games, and online slots on a B2C basis in Italy and has B2B operations in five states as well as the District of Columbia in the U.S. market. The Company provides sports betting software, online casino software, services for commercial and tribal casinos, retail betting establishments, and franchise distribution networks.

Elys' vision is to become a global leader in the gaming industry through the development of pioneering and innovative online casino software. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS5D; Instagram @elys5d; LinkedIn Elys America; YouTube @Elys5D; and on Facebook @Elys5D.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” and similar expressions that are intended to identify forward-looking statements and include statements regarding Elys. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact:

Tom Colton and Alec Wilson

Gateway Group, Inc.

949-574-3860

ELYS@gateway-grp.com